UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2009

POWER3 MEDICAL PRODUCTS, INC.
(Exact name of registrant specified in charter)

New York	000-24921	65-0565144
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381
(Address of principal executive offices)  (Zip Code)

(281) 466-1600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD

Item 7.01  Regulation FD Disclosure

On February 19, 2009, Power3 Medical Products, Inc. (the “Company”) issued a press release, which is attached hereto and incorporated by reference as Exhibit 99.1 to this Current Report on Form 8-K, regarding a general corporate update.

If the Company is unable to successfully obtain additional financing, it will not have sufficient cash to continue operations.  As of December 31, 2008, the Company had approximately $8,974.04 in cash and cash equivalents.  The Company needs additional capital immediately to fund its liquidity requirements.  The Company is seeking between $3 million and $5 million in new financing in the first or second quarter of 2009.  The Company believes that $3 million is the minimum amount of financing it needs to repay existing obligations and to continue funding its new business strategy for at least 12 months following the date of this report.  The Company will need to raise additional funds from either one or a combination of additional financings or otherwise obtain capital, in order to satisfy its future liquidity requirements.

The Company has not entered into an agreement with potential investors regarding the terms of any additional financing.  Even if the Company receives such financing, it may need to raise additional funds at any time and, given its history, the Company cannot be certain that it will be able to obtain additional financing on favorable terms, if at all.  Due to the recent volatility of the U.S. equity markets, the Company may not have access to new capital investment when it needs to raise additional funds.  If the Company cannot effectuate financing transactions to raise needed funds on acceptable terms, it will not be able to take advantage of future opportunities or respond to competitive pressure or unanticipated requirements.

Section 9 — Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 19, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

Dated: February 19, 2009	By:	/s/ Ira L. Goldknopf
Name: Ira L. Goldknopf
Title: President and Chief Scientific Officer

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